Exhibit 99.1
For Immediate Release:

                COMPETITIVE TECHNOLOGIES REPORTS
                FIRST QUARTER FISCAL 2004 PROFITS

Fairfield, CT - (December 15, 2003) - Competitive Technologies,
Inc. (AMEX: CTT) today announced profitable results for its fiscal first quarter for the three months ended October 31, 2003.

Revenues for first quarter of fiscal 2004 increased to $1.3 million compared with $0.4 million for first quarter of fiscal 2003. Revenues in the first quarter of fiscal 2004 include $0.9 million from CTT's sale of a portion of its potential award in the Materna litigation.

CTT's net income for first quarter of fiscal 2004 was $0.3 million, compared with the net income for first quarter of fiscal 2003 of $0.8 million. Excluding a one-time accounts payable reversal of $1.6 million for patent litigation fees, the first quarter fiscal 2003 would have shown a net loss of $0.8 million.

"First quarter results reflect the progress we are making towards our business plan objective of profitability in 2004," said John
B. Nano, CTT's President and CEO. "Revenues are up for first quarter fiscal 2004 versus 2003, including a substantial increase in homocysteine assay royalties partially offset by declines from payment timing of Ethyol royalties and expired B12 patents.
CTT's new business development team continues to proactively market our portfolio of recently acquired innovative technologies including bone biomaterial, wound sealant, language-mastering software, silicon carbide wafer testing, fuel additives, pollution abatement, insulated concrete forms and automotive safety sensors."

Mr. Nano continued, "Our team is creating solid relationships with both customers and clients in an environment where the strong trend for companies to license technologies from other sources validates CTT's business strategy for creating shareholder value."

About Competitive Technologies, Inc.

Competitive Technologies, established in 1968, is a full service technology transfer and licensing provider focused on the technology needs of its customers and transforming those requirements into commercially viable solutions. CTT is a global leader in identifying, developing and commercializing innovative technologies in life, digital, nano, and physical sciences developed by universities, companies and inventors. The global market for technology transfer services is estimated at $150 billion annually. CTT maximizes the value of intellectual assets for the benefit of its customers, clients and shareholders.
Visit CTT's website:  http://www.competitivetech.net

Statements about the Company's future expectations, including development and regulatory plans, and all other statements in this document other than historical facts are "forward-looking statements" within the meaning of applicable Federal Securities Laws and are not guarantees of future performance. These statements involve risks and uncertainties, including those set forth in Item 1 of the Company's most recent Form 10-K and in CTT's other filings with the SEC, and are subject to change at any time. The Company's actual results could differ materially from these forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statement.

Direct inquiries to:    Johnnie D. Johnson, Strategic IR,Inc.

                         E-mail: jdjohnson@strategic-ir.com
                         Tel. (212) 754-6565;
                         Fax (212) 754-4333
                         E-mail: ctt@competitivetech.net





                 COMPETITIVE TECHNOLOGIES, INC.
                        AND SUBSIDIARIES

                    FIRST QUARTER FISCAL 2004

          CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
        (dollars in thousands, except per share amounts)
                           (unaudited)

                                        Quarter Ended October 31,
                                                 2003       2002
     Revenue
                                      $      1,287   $       382

     Operating expenses                      1,018         1,199
     Reversal of accounts payable
       exchanged for contingent note                      (1,583)
       payable
     Total operating expenses, net (a)       1,018          (384)



     Operating income (a)             $        269   $       766

     Net income (a)                   $        345   $       779

     Net income per share:
       Basic and diluted (a)          $       0.06   $      0.13

     Weighted average number of
       common shares outstanding:
         Basic (000)                         6,201         6,154
         Diluted (000)                       6,201         6,200


                                         At October   At July 31
                                               2003         2003
     Other Financial D
       Cash and cash equivalents      $       2,400  $     1,405
       Short-term investments         $         100  $       100
       Total assets                   $       3,184  $     2,952

       Total liabilities              $       1,669  $     1,783

       Shareholders' equity           $       1,515  $     1,169

      (a) Excluding last year's October 31, 2002 accounts payable reversal of $1,583 for patent litigation fees, 2002 amounts would have been: Total operating expenses $1,199, Operating loss $(817), Net loss $(805), and Net loss per share $(0.13).